Exhibit 99.1

AutoWeb Enters Into New $25 Million Revolving Credit Facility with PNC Bank

IRVINE, Calif. – May 1, 2019 – AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing digital advertising solutions for automotive dealers and OEMs, has entered into a new three-year, $25 million secured revolving credit facility with PNC Bank.

“This new credit facility speaks to the confidence PNC, a leading financial institution, has in our organization after performing a significant due diligence process to gain a deep understanding of our business and turnaround strategy,” said Jared Rowe, president & CEO of AutoWeb. “The facility provides us with additional working capital to execute our strategic plan.

“We remain committed to becoming the leading matchmaker in the automotive industry focused on combining the value of leads, clicks and emails with a very large distribution channel and robust in-market audience. We look forward to working with the team at PNC as they provide us with liquidity to fund our growth and execute on our strategic initiatives.”

Borrowings under the new secured credit facility bear interest, at the election of the company (subject to certain conditions), at LIBOR plus 3.0% or the domestic rate determined under the credit facility agreement plus 2% and are subject to availability based primarily on the amount of eligible accounts receivable. Commitment fees ranging from 0.5% to 1.5% based on quarterly average borrowings as set forth in the credit facility agreement will apply to unused borrowings under the credit facility.

About AutoWeb, Inc.

AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at investor.autoweb.com/alerts.cfm.

Company Contact
J.P. Hannan
Chief Financial Officer
1-949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact:
Sean Mansouri or Cody Slach
Liolios Investor Relations
1-949-574-3860
AUTO@liolios.com